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Exhibit 4

                               IRREVOCABLE PROXY


     The undersigned agrees to, and hereby grants to Continental Casualty Company, an Illinois corporation ("CCC") an irrevocable proxy pursuant to the provisions of Section 212 of the Delaware General Corporation Law to vote all shares of common stock (the "Stock") of Capsure Holdings Corporation, a Delaware corporation, (the "Company") owned by the undersigned only in connection with the matters and in accordance with Section 1 of the Voting Agreement (the "Voting Agreement") dated as of December 19, 1996, among CCC, the undersigned, Bruce A. Esselborn and Rod F. Dammeyer. The undersigned hereby affirms that this proxy is coupled with an interest and is irrevocable. It is further understood by the undersigned that this proxy may be exercised by CCC for an amount of time equal to the term of the Voting Agreement set forth in Section 5 thereto.

     THIS PROXY SHALL REMAIN IN FULL FORCE AND EFFECT AND BE ENFORCEABLE AGAINST ANY DONEE, TRANSFEREE OR ASSIGNEE OF THE STOCK.

     Dated this ____ day of December, 1996.



                                     EQUITY CAPSURE LIMITED
                                     PARTNERSHIP




                                     ___________________________________
                                     By:________________________________
                                     Its:_______________________________



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                                  EXHIBIT A



      Equity Capsure Limited Partnership          4,039,622 shares

      Continental Casualty Company                      10 shares

      Bruce A. Esselborn                            74,907 shares

      Rod F. Dammeyer                     Options to acquire 20,000 shares







                                Pagee 23 of 25